NEWS RELEASE

HEI INC
P.  O.  Box  5000
Victoria,  Minnesota  55386  USA
952-443-2500

CONTACTS:                                              FOR  IMMEDIATE  RELEASE
     Anthony  J.  Fant,  CEO
     Donald  R.  Reynolds,  President/COO
     Steve  E.  Tondera,  CFO

                   HEI PROVIDES BUSINESS AND FINANCIAL UPDATE

MINNEAPOLIS, April 19, 2001 -- HEI, Inc. (Nasdaq: HEII, www.heii.com) a leader in the design and manufacture of microelectronics for the hearing, medical and communications markets, today provided a financial update and status of actions taken to address current business and economic issues.

Due to the continued general economic downturn, and specifically a slowdown in the hearing, RFID/Access, and electronic contract manufacturing markets, HEI expects revenue for its fiscal third quarter to be down 5% to 10% sequentially from fiscal second quarter, but 5% above third quarter a year ago. The Company expects a third quarter net loss of approximately 11 cents per share, including expenses associated with the phase out of the Mexico manufacturing facility. This facility will be completely phased out in the third quarter with profitable programs in strategic markets being transferred to other HEI locations. The Company is taking this action to focus its resources as it expands its broadband and hearing businesses. For the four quarters ended March 3, 2001, HEI would have earned 45 cents per share if the losses associated with the Mexico facility were excluded, compared to a reported net income of 3 cents per share including the losses associated with the Mexico facility.

The Company believes that the hearing and medical markets will improve in the fourth quarter of 2001. This combined with HEI's expansion into the broadband market will result in fourth quarter revenue growth compared to the third quarter of this fiscal year and the fourth quarter of last fiscal year. HEI expects fourth quarter net income in the single digit earnings per share range, as well as significant revenue growth and improved earnings in FY2002.

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HEI,  Inc.,  and Cross Technology, Inc., a wholly owned subsidiary of HEI, Inc.,
specialize  in  the  custom  design  and  manufacture   of   high   performance,
ultraminiature   microelectronic   devices    and    high-technology    products
incorporating those devices. HEI and Cross contribute to their customers' competitiveness in the hearing, medical, communications, wireless smart cards,
other  RF  applications,  and  industrial   markets  through  innovative  design
solutions and by the application of state-of-the art materials, processes and manufacturing capabilities.

Headquarters and Microelectronics Division PO  Box  5000,  1495
                                           Steiger Lake Lane, Victoria, MN 55386
High  Density  Interconnect  Division      610  South  Rockford  Drive,
                                           Tempe,  AZ  85281
Cross  Technology,  Inc.                   1546 Lake Drive West, Chanhassen, MN
                                           55317
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FORWARD  LOOKING  INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the estimated HEI revenue and profit growth are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI's SEC filings.


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